Exhibit 12

                             BASIN EXPLORATION, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (THOUSANDS OF DOLLARS, EXCEPT RATIO)


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
                                               1996            1995            1994            1993            1992
                                               ----            ----            ----            ----            ----
Income (loss) before income taxes            $21,330        $(27,327)          $5,891          $8,292          $4,262
Fixed Charges:
Interest expense                               2,254            6,432           3,618           3,160           1,801
Interest component of rental expense             236              237             145             163             101
                                              ------         --------           -----          ------           -----
Total fixed charges                            2,490            6,669           3,763           3,323           1,902
                                              ------         --------           -----          ------           -----
Earnings before income taxes and
   fixed charges                             $23,820        $(20,658)          $9,654         $11,615          $6,164
Ratio of earnings to fixed charges               9.6              (a)             2.6             3.5             3.2


(a) Earnings did not cover fixed charges in 1995 by $27,327.

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